Exhibit 10.1

January 9, 2007BIS

Manufacturing Services Agreement relating to rhThrombin

Between

Patheon Italia S.p.A.

- and -

ZymoGenetics, Inc.

Effective: 1 January 2006

Signed: 19 January 2007

“[ * ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Table of Contents

ARTICLE 1 - INTERPRETATION		1

1.1	DEFINITIONS.	1
1.2	CURRENCY.	5
1.3	SECTIONS AND HEADINGS.	5
1.4	SINGULAR TERMS.	6
1.5	SCHEDULES.	6

ARTICLE 2 - PATHEON’S OBLIGATIONS		6

2.1	TECHNICAL TRANSFER ACTIVITIES AND DEDICATED EQUIPMENT.	6
2.2	MANUFACTURING SERVICES.	8
2.3	TARGET YIELD.	9
2.4	MANUFACTURING REQUIREMENTS.	10

ARTICLE 3 - CLIENT’S OBLIGATIONS		11

3.1	PAYMENT.	11
3.2	ACTIVE PHARMACEUTICAL INGREDIENT.	11

ARTICLE 4 - CONVERSION FEES AND COMPONENT COSTS		11

4.1	FEES AND COMPONENT COSTS.	11
4.2	VALUE ADDED TAX.	12
4.3	ADJUSTMENTS TO PRICING.	12

ARTICLE 5 - ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT DEFICIENCIES		14

5.1	BINDING YEARLY FORECAST.	14
5.2	ROLLING FORECAST AND FIRM ORDERS.	17
5.3	RELIANCE BY PATHEON.	18
5.4	STANDARD MINIMUM BATCH SIZE AND MINIMUM ORDER QUANTITIES.	19
5.5	SHIPMENTS.	19
5.6	INVOICES AND PAYMENT.	19
5.7	MONTHLY REPORTS.	19

ARTICLE 6 - RELEASE OF PRODUCT; SAFETY REPORTING AND RECALLS		20

6.1	RELEASE OF PRODUCT.	20
6.2	ACCEPTANCE OF RELEASED PRODUCT.	20
6.3	DETERMINATION OF DEFICIENCY AND REJECTION.	21
6.4	NOTICE OF SAFETY RELATED INFORMATION; AND COORDINATED RESPONSE	22
6.5	PRODUCT RECALLS AND RETURNS.	22
6.6	CUSTOMER QUESTIONS AND COMPLAINTS.	23
6.7	SOLE REMEDY.	24

ARTICLE 7 - CO-OPERATION		24

7.1	RELATIONSHIP MANAGERS AND PERSON-IN-PLANT.	24

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7.2	GOVERNMENTAL AGENCIES.	26
7.3	RECORDS AND ACCOUNTING BY PATHEON.	26
7.4	INSPECTION.	26
7.5	REPORTS.	27
7.6	REGULATORY AUTHORITIES FILINGS.	27

ARTICLE 8 - TERM AND TERMINATION		28

8.1	TERM.	28
8.2	TERMINATION FOR CAUSE.	29
8.3	PRODUCT DISCONTINUATION.	30
8.4	CONSEQUENCES OF TERMINATION.	30

ARTICLE 9 - REPRESENTATIONS, WARRANTIES AND COVENANTS		32

9.1	AUTHORITY.	32
9.2	INTELLECTUAL PROPERTY RIGHTS.	32
9.3	DEBARRMENT.	32
9.4	QUALITY AND COMPLIANCE.	32
9.5	PERMITS.	33
9.6	COMPLIANCE WITH LAWS.	33
9.7	WARRANTY DISCLAIMER.	34

ARTICLE 10 - REMEDIES AND INDEMNITIES		34

10.1	CONSEQUENTIAL DAMAGES.	34
10.2	LIMITATION OF LIABILITY.	34
10.3	PATHEON.	35
10.4	CLIENT.	36
10.5	REASONABLE ALLOCATION OF RISK.	36

ARTICLE 11 - CONFIDENTIALITY		37

11.1	DISCLOSURE.	37
11.2	USE OF INFORMATION.	37
11.3	EXCEPTIONS.	37
11.4	PERMITTED DISCLOSURES.	37

ARTICLE 12 - DISPUTE RESOLUTION		38

12.1	AMICABLE SETTLEMENT.	38
12.2	GOVERNING LAW AND JURISDICTION.	39

ARTICLE 13 - MISCELLANEOUS		39

13.1	INVENTIONS.	39
13.2	INTELLECTUAL PROPERTY.	40
13.3	INSURANCE.	40
13.4	INDEPENDENCE CONTRACTORS.	41
13.5	NO WAIVER.	41

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13.6	ASSIGNMENT AND SUBCONTRACT	41
13.7	FORCE MAJEURE.	41
13.8	NOTICES.	42
13.9	SEVERABILITY.	43
13.10	ENTIRE AGREEMENT.	43
13.11	OTHER TERMS.	43
13.12	NO THIRD PARTY BENEFIT OR RIGHT.	43
13.13	EXECUTION IN COUNTERPARTS.	44
13.14	TIME OF ESSENCE.	44

SCHEDULE A - QUALITY AGREEMENT

SCHEDULE B - PRODUCT SPECIFICATIONS, ETC.

APPENDIX 1 TO SCHEDULE B - PRODUCT SPECIFICATIONS
APPENDIX 2 TO SCHEDULE B - MANUFACTURING DESCRIPTION
APPENDIX 3 TO SCHEDULE B - COMPONENT SPECIFICATIONS, API AND RAW MATERIALS
APPENDIX 4 TO SCHEDULE B - MANUFACTURING RECORD SIGNATURE PAGE
APPENDIX 5 TO SCHEDULE B - LOT NUMBERING, EXPIRATION DATE
APPENDIX 6 TO SCHEDULE B - QUALITY CONTROL SPECIFICATIONS AND QUALITY CONTROL DOCUMENTATION

SCHEDULE C - MINIMUM RUN QUANTITY AND UNIT PRICES

SCHEDULE D - API AND AGREED VALUE OF API

SCHEDULE E -

SCHEDULE F - DEDICATED EQUIPMENT

SCHEDULE G - ROLLING FORECAST EXAMPLE

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January 9, 2007BIS

MANUFACTURING SERVICES AGREEMENT RELATING TO rhTHROMBIN

THIS MANUFACTURING SERVICES AGREEMENT RELATING TO rhTHROMBIN (this “Agreement”) effective as of the 1st day of January 2006,

B E T W E E N:

PATHEON ITALIA S.P.A.,

a corporation existing under the laws of Italy,

(hereinafter referred to as “Patheon”),

- and -

ZYMOGENETICS, INC.,

a corporation existing under the laws of the State of Washington, U.S.A.,

(hereinafter referred to as the “Client”).

THIS AGREEMENT WITNESSES THAT in consideration of the rights conferred and the obligations assumed herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), and intending to be legally bound the Parties agree as follows:

ARTICLE 1 -

INTERPRETATION

1.1	Definitions.

The following terms shall, unless the context otherwise requires, have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Active Pharmaceutical Ingredient” or “API” means the material listed on Schedule D hereto.

“API Value” means the cost of the Active Pharmaceutical Ingredient set out in Schedule D hereto.

“Affiliate” means:

(a)	a business entity which owns, directly or indirectly, a controlling interest in a Party to this Agreement, by stock ownership or otherwise; or

[ * ] Confidential Treatment Requested

(b)	a business entity which is owned by a Party to this Agreement, either directly or indirectly, by stock ownership or otherwise; or

(c)	a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party to this Agreement.

“BLA” means the Client’s Biological License Application relating to the formulation of the Product, and any supplements to such BLA as may be filed by the Client with the appropriate Regulatory Authority during the term hereof.

“Business Day” means a day other than a Saturday, Sunday or a day that is a statutory holiday in Monza, Milan or Ferentino (FR), Italy, or in Seattle, Washington, U.S.A.

“cGMPs” means current good manufacturing practices as described in the current Good Manufacturing Practices published by the European Commission in the “Guide to good manufacturing practice for medicinal products”(“The rules governing medicinal products for human use”, IV Volume), as specified by the competent Italian authorities and the FDA’s current good manufacturing practices as specified in the U.S. Code of Federal Regulation and the FDA’s guidance documents, and all successors regulations and guidance documents thereto.

“Client” means ZymoGenetics, a corporation existing under the laws of Washington, with offices at 1201 Eastlake Ave. East, Seattle, WA 98102.

“Client Release” means the release activities performed by the Client_pursuant to Section 6.5.3 of the Quality Agreement.

“Components” means, collectively, all packaging components, raw materials and ingredients (including labels, product inserts and other labelling for the Product) listed on Schedule B, Appendix 3, required to be used in order to produce the Product in accordance with the Specifications.

“Confidential Information” means the confidential information of either Party disclosed to the other in any form or medium, or generated or created, in the course of performing this Agreement.

“Conversion Costs” means the difference between the unit Price for the Product and the relevant cost for the Components, supplied by Patheon, to be used for the manufacturing of the Product,

[ * ] Confidential Treatment Requested

i.e. Conversion Cost = (a) unit Price – (b) cost for the Components supplied by Patheon;

“Date of Manufacture” means, for a batch of Product, the date on which it undergoes sterile filtration.

“Dedicated Equipment” means the equipment identified in Schedule F together with any equipment purchased on behalf of the Client pursuant to Section 2.1.2(a).

“Deficiency Notice” means a Release Deficiency Notice or a Post-Release Deficiency Notice, as the case may be, and as set out in Section 6.1.

“Effective Date” means January 1, 2006.

“EMEA” means the European Medicine Evaluation Agency.

“EXW” means “Ex works”, as that term is defined in INCOTERMS 2000.

“Facility” means the manufacturing facility of Patheon, placed at 87, Via Morolense, Ferentino (FR), where manufacturing of the Product under this Agreement shall take place.

“FDA” means the United States Food and Drug Administration.

“Firm Orders” has the meaning specified in Section 5.2(c).

“Initial Term” has the meaning specified in Section 8.1.

“Intellectual Property” includes, without limitation, rights in patents, patent applications, formulae, trade-marks, trade-mark applications, trade-names, Inventions, copyright, industrial designs.

“Invention” means information relating to any innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, whether or not written or otherwise fixed in any form or medium, regardless of the media on which it is contained and whether or not patentable or copyrightable.

“Inventory” means all inventories of Components purchased by Patheon and work-in-process produced or held by Patheon in connection with the manufacture of the Product.

“MA” means Client’s Marketing Authorization to be filed with any appropriate Regulatory Authority to market and sell the Product in a jurisdiction (e.g., a Marketing Authorisation pursuant to Directive 65/65 EEC (as amended) or any implementation of it under the laws of a relevant Member State).

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“ML” means Patheon’s Manufacturing Licence pursuant to Directive 75/319 EEC (as amended) or any implementation of it under the laws of a relevant Member State, which for this Agreement means the authorisation referred to in Schedule B, Appendix 1.

“Manufacturing Services” means the manufacturing, quality control, quality assurance and stability testing, packaging, storage and related services, as contemplated in this Agreement, required to produce Product from Active Pharmaceutical Ingredients and Components.

“Minimum Order Quantity” means the minimum number of batches of Product to be ordered and produced during a manufacturing campaign as set forth in Schedule C hereto.

“Manufacturing Requirements” means Patheon’s responsibilities and obligations with respect to the provision of Manufacturing Services as set forth in Section 2.4.

“Party(ies)” means either Patheon or the Client, or both of them, as the case may be.

“Patheon Release” means the delivery by Patheon of technical documentation and data as set out in Section 6.5 of the Quality Agreement.

“Post-Release Deficiency Notice” has the meaning set out in Section 6.2.

“Product” means the product named in Schedule B, Appendix 1, hereto.

“Quality Agreement” means the agreement between the Parties hereto setting out the respective responsibilities of the Parties in respect of the manufacturing process, testing and storage of the Product to be entered in to in substantially the form attached hereto as Schedule B.

“Regulatory Authorities” means:

(a)	the FDA;

(b)	the EMEA; or

(c)	any regulatory body with similar regulatory authority in any other jurisdiction.

“Release Deficiency Notice” has the meaning set out in Section 6.1.

[ * ] Confidential Treatment Requested

“Specifications” means the file, for the Product, which is provided by the Client to Patheon and which contains documents relating to the Product, including, without limitation:

(a)	specifications for Active Pharmaceutical Ingredient and Components;

(b)	manufacturing, testing and packaging specifications;

(c)	storage and shipping requirements; and

(d)	any other technical information necessary to carry out the contracted operations correctly in accordance with the Marketing Authorization and any other legal requirements,

all as updated, amended and revised from time to time by the Client in accordance with the terms of this Agreement. The Specifications, as of the Effective Date, are attached hereto as Schedule B.

“Territory” means the United States of America and any other countries as set out in Schedule H hereto or as agreed in writing between the Parties during the term of this Agreement.

“Third Party Rights” means the Intellectual Property of any third party.

“Year” means, in the case of the first Year of this Agreement, the period starting from the Effective Date to December 31, 2006, and thereafter the twelve-month period commencing on January 1 of each calendar year.

1.2	Currency.

Unless otherwise indicated, all monetary amounts are expressed in this Agreement in Euro.

1.3	Sections and Headings.

The division of this Agreement into Articles, sections, subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section or Schedule refers to the specified Section or Schedule to this Agreement. In this Agreement, the terms “Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement and not to any particular part, Section, Schedule or the provision hereof.

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1.4	Singular Terms.

Except as otherwise expressly provided herein or unless the context otherwise requires, all references to the singular shall include the plural and vice versa.

1.5	Schedules.

The following Schedules are attached to, incorporated in and form part of this Agreement:

Schedule A	—		Quality Agreement
Schedule B	—		Product Specifications, etc.
	Appendix 1	—	Product Specifications both for both 5000 U and 20,000 U
	Appendix 2	—	Manufacturing Description
	Appendix 3	—	Component Specifications, API and Raw Materials
	Appendix 4	—	Manufacturing Batch Record (MBR) Signature Page
	Appendix 5	—	Lot Numbering, Expiration Date
	Appendix 6	—	Quality Control Specifications and Quality Control Documentation
Schedule C	—		Minimum Run Quantity and Unit Prices both for 5000 U and 20,000 U
Schedule D	—		API and Agreed Value of API
Schedule E	—		Letter Agreement
Schedule F	—		Dedicated Equipment
Schedule G	—		Binding Yearly Forecast (thrombin forecast)
Schedule H	—		Territory

ARTICLE 2 -

PATHEON’S OBLIGATIONS

2.1	Technical Transfer Activities and Dedicated Equipment.

2.1.1	Technical Transfer Activities.

Patheon shall perform all of the technical transfer activities related to the Product set out in the Letter Agreement executed between the Parties on March 16, 2006, a copy of which is attached as Schedule E. The Parties may, from time to time, amend or supplement the Letter Agreement in writing signed by the Parties; provided that this Agreement shall be amended to include a copy of any such writing as a revision to Schedule E.

[ * ] Confidential Treatment Requested

2.1.2	Dedicated Equipment.

(a)	During the entire Term, the Client may at times utilize Patheon to select and order Dedicated Equipment in addition to the equipment identified in Schedule F. In such case, the Client shall reimburse Patheon for all such reasonable costs agreed upon in writing and actually incurred by Patheon and shall pay to Patheon a fee equal to [ * ] percent ([ * ]%) of the actual purchase price of the equipment. In addition, the Parties shall update Schedule F to identify the additional Dedicated Equipment. Patheon agrees to accommodate, at Client’s cost, a reasonable amount of additional Dedicated Equipment, including, without limitation, at least one additional freezer. At the Client’s request and expense, Patheon shall be responsible for installing and qualifying at the Facility, any and all new or used equipment and tooling necessary for the manufacturing of the Product.

(b)	Patheon shall obtain the Client’s prior written approval for all costs and expenses associated with installation and qualification of the Dedicated Equipment to be installed at the Facility (including without limitation labour and engineering costs) and the Client shall reimburse Patheon for all such reasonable costs actually incurred by Patheon within 30 days of the date of the relevant invoice issued by Patheon.

(c)	The Dedicated Equipment shall at all times remain the sole property of the Client. Patheon shall use commercially reasonable efforts to identify and track each item of Dedicated Equipment e.g., maintaining an inventory of the Dedicated Equipment noting serial numbers when possible and/or physically marking items of dedicated equipment with labels or tags. Patheon shall acquire no right, title or interest to any Dedicated Equipment. Patheon and its Affiliates shall not claim or file, and shall not allow any Third Party to claim or file, a security interest in any Dedicated Equipment.

(d)	Patheon shall be responsible for the costs and expenses of routine maintenance and servicing of the Dedicated Equipment so long as all such equipment remains at the Facility. The Client shall be responsible for the cost of non-routine maintenance and servicing of the Dedicated Equipment (such as major repairs and parts replacement). Patheon shall notify the Client prior to the performance of any non-routine maintenance or servicing, and the Client shall directly pay or promptly reimburse Patheon (as the case may be) for any such maintenance or servicing costs that the Client has authorized to be incurred and for which it is responsible.

[ * ] Confidential Treatment Requested

(e)	Patheon agrees that the Dedicated Equipment shall only be used by Patheon to provide the Manufacturing Services.

2.2	Manufacturing Services.

Patheon shall provide the Manufacturing Services for the unit prices as set out in Schedule C and other relevant Schedules attached hereto in order to produce Product for the Client. The Client shall purchase Product for sale in the Territory from Patheon pursuant to the terms of this Agreement. For the sake of clarity, the Client may obtain manufacturing services relating to the Product also from one or more third parties, and Patheon shall, at the Client’s cost and expense, use commercially reasonable efforts to cooperate with the Client to transfer the manufacturing process associated with the Product to the Client during the term of this Agreement, subject to Article 8. In providing the Manufacturing Services, Patheon shall perform each of the following services:

(a)	Conversion of Active Pharmaceutical Ingredient and Components. Patheon shall convert Active Pharmaceutical Ingredient and Components into the Product. Patheon shall promptly inspect and check the Active Pharmaceutical Ingredient for identity, quantity and the integrity of containers upon delivery thereof at the Facility and shall promptly give the Client written notice of any Active Pharmaceutical Ingredient which are delivered with apparent defects.

(b)	Quality Control and Quality Assurance. Patheon shall perform the quality control and quality assurance testing specified in the Quality Agreement. Each time Patheon releases the Product to the Client, pursuant to Section 6.1, it shall provide the Client with a certificate of analysis that sets out the test results for each batch of Product, and that certifies that such batch has been evaluated by Patheon’s Quality Control/Quality Assurance department and that the Product complies with the Specifications and other documents set forth in the Quality Agreement.

(c)	Components. Patheon shall purchase and test the Components as set forth in Schedule B, Appendix 3, at Patheon’s expense or as otherwise specified by the Specifications.

(d)	Stability Testing. Patheon shall not perform the stability testing on the Product, which shall be conducted by the Client.

(e)	Packaging. Patheon shall pack the Product in accordance with the Specifications. The Client shall carry out the secondary packaging of the Product.

[ * ] Confidential Treatment Requested

(f)	Storage of API and Product. Patheon shall store the Active Pharmaceutical Ingredient and all Product in accordance with the Specifications. Patheon shall store Product for up to [ * ] Business Days after release by the Client at no additional charge. Following the [ * ] day, Client shall be charged at a rate of [ * ] ([ * ]) Euro per day per pallet for cold (2-8 degrees celsius) storage and [ * ] ([ * ]) Euro per pallet per day for ambient temperature storage.

2.3	Target Yield.

2.3.1 Within 30 days after the end of each Year, starting from the end of Year 2008, Patheon shall provide the Client with a yearly inventory report and reconciliation of the API held by Patheon, which shall contain the following information for any Year:

Quantity Received: The total quantity of API received at the Facility during the applicable Year that passes Patheon’s inspection described in Section 2.2(a).

Quantity Dispensed: The total quantity of API dispensed at the Facility during the applicable Year. The Quantity Dispensed is calculated by determining (i) the Quantity Received, plus the inventory of API (including both the API not used at such date and the work-in-process API) held by Patheon, at the beginning of the applicable Year, less (ii) the inventory of usable API held at the end of such Year (including both the API not used at such date and the work-in-process API).

Quantity Converted: The total amount of API contained in the Product produced during the applicable Year and delivered by Patheon and not rejected as deficient Product or subject to recall or return pursuant to Sections 6.3 or 6.5, respectively.

After Patheon has produced a minimum of 10 batches (including the validation batches) and following the resolution of the issues set forth in Section 2.3.3 below and for any Product and has produced batches for at least 6 months at the Facility pursuant to this Agreement, the Parties will mutually agree in writing on the permanent target yield in respect of the Product at the Facility (each, a “Target Yield” Thereafter, Patheon shall strive to maintain the actual annual yield (“Actual Annual Yield” or “AAY”) levels for the Product above the applicable Target Yield. The Target Yield shall be calculated as the mean of Quantity Converted divided by Quantity Dispensed for each of the 10 or more batches produced referenced above.

2.3.2 By December 31 of each Year, starting on December 31, 2008, Patheon shall provide to the Client a report (with accompanying calculation) reflecting the AAY at the Facility for such Year. The AAY shall be reflected as a percentage determined by dividing (i) the annual Quantity Converted for the Year by (ii) the annual Quantity Dispensed for the Year.

[ * ] Confidential Treatment Requested

Subject to Section 2.3.3, in the event that at the end of each Year the AAY in the relevant Year falls below the Target Yield as agreed pursuant to Section 2.3.1 (the percentage below the Target Yield, as applicable, being the “Shortfall Percentage”), Patheon shall owe an amount to the Client equal to the [ * ]% of the API Value of the API represented by the Shortfall Percentage (the “Shortfall Value”), up to the maximum amount as set out under Section 10.2(a)(iii). For the purposes of this Section 2.3.2, the Target Yield means the minimum average yield to be guaranteed by Patheon for the Product during each Year.

It remains however understood and agreed between the Parties that if at the end of the Year the AAY in the relevant Year exceeds the Target Yield as agreed pursuant to Section 2.3.1 (the percentage above the Target Yield, as applicable, being the “Over Percentage”), any amount due to the Client pursuant to Section 10.2(a)(ii) shall be reduced/offset by the API Value corresponding to the Over Percentage for all Products.

2.3.3 The Parties agree that Patheon shall not be responsible for any loss or damage occurring in the Products, in any combination (e.g. 5,000 IU and 20,000 IU) during the validation activities and/or the manufacture of the Product for its distribution on the market, in case that such loss or damage is due to the “[ * ] issue” and/or the “[ * ] issue” in the first ten (10) lots (combination of 5,000 IU and 20,000IU Products) (“Assessment Lots”) following implementation of the [ * ].

The Client agrees to be invoiced on a per-batch basis for the Assessment Lots at a price detailed in Schedule C. Following the completion of the Assessment Lots, the Parties agree to consult with each other in good faith to reach consensus that the “[ * ] issue” and “[ * ] issue” have been successfully resolved. In the event that the Parties agree that the issues associated with the [ * ] and [ * ] have been resolved, Patheon agrees to charge Client on a per-vial basis (Schedule C). If the issues associated with the [ * ] and [ * ] are not successfully resolved, invoicing will remain on a per-batch basis but Patheon agrees to continue to use reasonable best efforts to resolve the [ * ] and [ * ] issues and achieve the best possible yield.

2.4	Manufacturing Requirements.

Patheon shall provide the Manufacturing Services in accordance with:

(a)	the Specifications;

(b)	any other terms and conditions provided in the Quality Agreement; and

(c)	the conditions provided under the ML, the cGMPs and any other applicable legal requirements as specified by the competent Italian and European Public Authorities, as well as the U.S. FDA.

[ * ] Confidential Treatment Requested

ARTICLE 3

CLIENT’S OBLIGATIONS

3.1	Payment.

Pursuant to the terms of this Agreement, the Client shall pay Patheon for the provision of the Manufacturing Services according to the prices specified in Schedule C hereto (such prices and fees being subject to adjustment in accordance with the terms hereof).

3.2	Active Pharmaceutical Ingredient.

The Client shall, at its sole cost and expense, deliver Client released API to Patheon in such quantities and at such times as is otherwise sufficient to facilitate the provision of the Manufacturing Services by Patheon. The API shall be held by Patheon on behalf of the Client on the terms and subject to the conditions herein contained. The Parties acknowledge and agree that title to the API shall at all times belong to and remain the property of the Client. Patheon agrees that any API received by it shall only be used by Patheon to provide the Manufacturing Services.

ARTICLE 4 -

CONVERSION FEES AND COMPONENT COSTS

4.1	Fees and Component Costs.

The prices and fees for the Manufacturing Services (which prices and fees do not include the cost of API) listed in Schedule C are intended by the Parties to be fixed for the Initial Term, subject to the amendments to such prices and fees provided for in this Article 4.

[ * ] Confidential Treatment Requested

4.2	Value Added Tax.

Patheon shall use commercially reasonable efforts to cooperate with and provide assistance to the Client in connection with VAT, through its administrative/finance department. Any associated costs will be discussed and agreed in good faith from time to time between the Parties.

4.3	Adjustments to Pricing.

4.3.1 Extraordinary Increases in Costs of Components.

During any Year of the Term, beginning 1 January 2008, the prices set out in Schedule C shall be subject to adjustment once per Year in accordance with the following:

(a)	If at any time market conditions result in Patheon’s cost of Components being materially greater than normal forecasted increases, then Patheon shall be entitled to request an adjustment to the fee for Manufacturing Services in respect of any affected Product to compensate it for such increased Component costs. For the purposes of this Section 4.3.1, changes materially greater than normal forecasted increases shall be considered to have occurred if: (i) the cost of a Component increases by [ * ]% or more of the cost for that Component upon which the price quote was based; or (ii) the aggregate cost for all Components required to manufacture a Product increases by [ * ]% or more of the total Component costs for such Product upon which the price quote was based. To the extent that Manufacturing Services prices have been previously adjusted pursuant to this Section 4.3.1 to reflect an increase in the cost of one or more Components, the adjustments provided for in (i) and (ii) above shall operate based on the costs attributed to such Component (or Components) at the time the last adjustment was agreed as shown on the revised Schedule C.

(b)	In connection with a price adjustment request pursuant to this Section 4.3.1, Patheon shall provide the Client with a revised Schedule C and such budgetary pricing information, adjusted Component costs or all other documentation reasonably sufficient to demonstrate that a fee adjustment is justified.

4.3.2	Adjustments based on the change in the Industrial Price Index (ISTAT).

The prices for the Manufacturing Services (other than Component Costs) during any period following 1 January 2008 shall be determined in accordance with the following:

(a)	On 1 January of each Year, the prices for Manufacturing Services shall be adjusted to reflect inflation on the conversion costs, which adjustment shall be

[ * ] Confidential Treatment Requested

based on the increase in the Industrial Price Index, published by ISTAT (“Indice dei prezzi alla produzione dei prodotti industriali”). in respect of the immediately prior Year. If such Consumer Price Index is discontinued, unavailable or otherwise substantially revised, a comparable index shall be used.

(b)	In connection with a price adjustment pursuant to this Section 4.3.2, Patheon shall deliver to the Client a revised Schedule C and a statement outlining the percentage increase in the Industrial Price Index, upon which such price adjustment is based.

4.3.3 Adjustments Due to Technical Changes.

(a)	During any Year of the Term, including the first Year, amendments to the Specifications or the Quality Agreement requested by the Client will only be implemented following a technical and cost review by Patheon and are subject to the Client and Patheon reaching agreement as to revisions, if any, to the prices specified in Schedule C necessitated by any such amendment.

(b)	If the Client accepts a proposed price change, the proposed change in the Specifications shall be implemented, and the price change shall become effective only with respect to those orders of the Product that are manufactured in accordance with the revised Specifications. In addition, the Client agrees to purchase, at Patheon’s cost therefore (including all reasonable, out-of-pocket costs incurred by Patheon in connection with the purchase of such Inventory), all Inventory utilized under the “old” Specifications and purchased or maintained by Patheon in order to fill Firm Orders or in accordance with Section 5.2, to the extent that such Inventory can no longer be utilized under the revised Specifications. Open purchase orders for Components no longer required under any revised Specifications that were placed by Patheon with suppliers in order to fill Firm Orders or in accordance with Section 5.2 shall be cancelled where possible, and where such orders are not subject to cancellation without penalty, shall be assigned to and satisfied by the Client.

(c)	If a change in the Specifications becomes necessary in order to allow Patheon to guarantee the performance of the activities in accordance with new cGMPs or to comply with new provisions of applicable laws or orders of Regulatory Authorities and directly impacts the manufacture of the Product, then the above provisions of this Section 4.3.3 shall apply.

(d)	In connection with a price adjustment request pursuant to this Section 4.3.3, Patheon shall deliver to the Client a revised Schedule C and such budgetary pricing information or other documentation reasonably sufficient to demonstrate that a fee adjustment is justified.

[ * ] Confidential Treatment Requested

4.3.4 Not Cumulative.

Prices increases pursuant to Section 4.3.1 and 4.3.2 shall not be cumulative or additive e.g., in performing the calculation described in Section 4.3.1, Patheon shall take in to account adjustments made during the relevant period pursuant to Sections 4.3.2 .

4.3.5 Savings.

In the event of manufacturing or other cost savings for any reason (e.g., reduced Component costs, improved efficiencies in Product related Manufacturing Services or increased purchases by the Client), Patheon shall promptly notify the Client of the cost savings, and the Parties shall negotiate in good faith to determine a portion of the cost saving to pass on to the Client.

ARTICLE 5 -

ORDERS, DELIVERY, INVOICING, PAYMENT, PRODUCT DEFICIENCIES

5.1	Binding Yearly Forecast

5.1.1 (a) Upon execution of the Agreement, the Client shall provide Patheon with a binding forecast of the quantities of Product that Client expects to require during each of the 5 Years (the “Binding Yearly Forecast”) of the Term of the Agreement, beginning on 1 January 2007 until 31 December 2011 inclusive. Subject to Section 5.1.1(b) and the terms of this Agreement, each Binding Yearly Forecast, as set out in Schedule G, shall be binding on the Client.

(b) The Client may update and send to Patheon the Binding Yearly Forecast for the next Years by the last business day of September of each Year, provided that the Binding Yearly Forecast—as agreed upon execution of the Agreement and set out in the table below for each Year—may be reduced/increased yearly during the Term of the Agreement only within the flexibility ranges (hereinafter the “Flexibility Ranges” or “FR”) as set out therein (for greater clarity, if for example, the Binding Yearly Forecast—as set out in the Schedule G for Year 4—is reduced/increased by [ * ]% on 10 September 2007, such Binding Yearly Forecast for Year 4 may not be updated further by the Client pursuant to this Section 5.1.1(b) during the remaining term of this Agreement.

[ * ] Confidential Treatment Requested

YEAR	FLEXIBILITY RANGE ON FORECAST (%)
Year 1 (2007)	+/- [ * ]%
Year 2 (2008)	+/- [ * ]%
Year 3 (2009)	+/- [ * ]%
Year 4 (2010)	+/- [ * ]%
Year 5 (2011)	+/- [ * ]%

(c) Beginning on 1 January of Year 2008 (which should be the first of commercial manufacture), the Binding Yearly Forecast per Product shall be prorated on the basis of the date of approval of the relevant Product by FDA. Thus, if the FDA approval for the Product is granted on 1 June 2008, then the vial quantities for the 5000IU and 20000IU presentations in the relevant Binding Yearly Forecast, as defined in Schedule G, will shift accordingly and the annual forecasted quantities will be adjusted for the remaining 7 months of the Agreement.

5.1.2 By the last business day of January of each Year, following FDA approval for the Product, the Parties shall review the aggregate Actual Volume purchased by the Client during the immediately prior Year. If the Actual Volume is lower than the Binding Yearly Forecast for the relevant Year by more than Flexibility Range as set out in the Table above for such Year, then the Client shall reimburse Patheon for the quantities of Product not purchased in an amount equal to [ * ]% of the Conversion Costs for such deficient quantities, to be determined as follows:

Amount due to Patheon = (BYF x (1- FR/100) - AV) X [ * ]% Conversion Costs

[ * ] Confidential Treatment Requested

In the event of such deficient quantities as provided under this Paragraph, Patheon shall use its commercially reasonable efforts to reallocate its manufacturing capacity. In the event that Patheon is able to reallocate its manufacturing capacity to a third party or to ZGEN using commercially reasonable efforts, then the Parties shall evaluate in good faith the actual commercial impact of the deficient quantities for the purposes of this Section 5.1.2.

For the purposes of this Section 5.1.2, “Actual Volume” (or “AV”): means the actual volume of Product, ordered by the Client and invoiced by Patheon pursuant to Section 5.7 during the Initial Term of the Agreement. The Actual Volume shall include any Products which are rejected or recalled respectively pursuant to Section 6.3 or Section 6.5, if the deficiency arises from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements.

5.1.3 Trade Incentive Bonus (TIB)

In the event that Client’s demand for product exceeds the Flexibility Ranges of the Binding Yearly Forecast, Patheon shall use its commercially reasonable efforts to supply quantities above the Flexibility Ranges and the following trade incentive bonus (“Trade Incentive Bonus” or “TIB”) may apply, as an incentive to increase yearly cumulative Product volumes (combined 5000IU plus 20,000IU, to the extent herein provided.

Quantity range		OVERALL % rebate on invoiced quantity of vials
(vials in millions)
[ * ] -	[ * ]	[ * ]%

[ * ] -	[ * ]	[ * ]%

[ * ] -	[ * ]	[ * ]%

[ * ] -	[ * ]	[ * ]%

[ * ] -	[ * ]	[ * ]%

[ * ] +		[ * ]%

[ * ] Confidential Treatment Requested

It remains however understood and agreed between the Parties that the TIB as set out in the above scheme is dependant upon (i) Client requesting and (ii) Patheon’s written acceptance, pursuant to Section 5.2(d), to fulfil additional volumes over and above the Binding Yearly Forecast.

Example: if (i) the aggregate cumulative amount of Products actually ordered by the Client for delivery during a Calendar Year is [ * ] vials, and (ii) Patheon agreed to fulfil such volumes, then Patheon shall provide a rebate credit equal to the following amount:

- Assume [ * ] vials of 5000IU and [ * ] vials of 20,000IU, then :

-([ * ] vials X €[ * ]) + ([ * ] vials X €[ * ]) X [ * ]% = € [ * ].

The TIB, if any, shall be calculated and applied at the end of each Year and shall be applied as a credit to the Client account in January of the following Year.

5.2	Monthly Rolling Forecast and Firm Orders

(a)	Monthly Rolling Forecast. Subject to Section 5.1, Client shall provide Patheon with a written 24 month rolling forecast of the volume of Product that the Client then anticipates will be required to be produced and released during each calendar month of the said 24 month period (the “Monthly Rolling Forecast”). Concurrent with the execution of this Agreement, the Client shall provide Patheon with a Monthly Rolling Forecast commencing on or before January 10, 2007.

(b)

Updates. Subject to Section 5.1, the Client will update the Monthly Rolling Forecast on a quarterly basis by the 10th day of each calendar quarter starting with the calendar quarter beginning on 1 April 2007.

(c)	Firm Orders and Semi Firm Orders. Subject to the flexibilities ranges as set out for each relevant Year in Section 5.1, the volumes projected for the first [ * ] months of the then current Monthly Rolling Forecast shall constitute firm orders (“Firm Orders”). The volumes of the next [ * ] months shall be considered semi firm orders (“Semi Firm Orders”).

Subject to Section 5.2(d), the Client will be obligated to purchase and Patheon will be obligated to manufacture and ship in accordance with this Agreement the volumes set forth for each Firm Order. Such Firm Orders submitted to Patheon shall specify the Client’s Firm Order number, quantities by Product type to be released by Patheon pursuant to Section 6.1 and any other elements necessary to ensure the timely production and delivery of the Products.

[ * ] Confidential Treatment Requested

For the sake of clarity, concurrent with the execution of this Agreement, the Client shall issue a Firm Order in respect of the period [ * ]-[ * ] 2007, corresponding with the first [ * ] months of the Monthly Rolling Forecast provided pursuant to Section 5.2(a), specifying the quantities of Product and Patheon Release dates for Product type to be released by Patheon pursuant to Section 6.1 in the said period.

Thereafter, on the 10th day of each calendar quarter, the Client shall issue, a Firm Order specifying the quantities and Patheon Release dates for Product type to be released by Patheon pursuant to Section 6.1 during the next following firm [ * ]. In the example above the Firm Order will be issued on the 10th of April for the period of [ * ]-[ * ] of the same Year;

(d)	Firm Order Confirmation. Patheon shall be deemed to have accepted the Client’s Firm Orders unless it provides written notice of its inability to fulfill it within 5 Business Days of the Client’s Firm Order.

5.3	Reliance by Patheon.

(a)	Purchases of Components. The Client understands and acknowledges that Patheon will rely on the Firm Orders in ordering the Components required to meet such Firm Orders. In addition, Patheon may make such other purchases of Components to meet production requirements during such longer periods and to establish a reasonable reserve in the event of a shortage of such Components as may be agreed to in writing from time to time by the Client at the request of Patheon.

(b)	Unused Components. If Components ordered by Patheon in reliance upon the Firm Orders are not included in finished Products purchased by the Client within [ * ] months after the date of purchase of such Components, the Client shall pay to Patheon its reasonable, out-of-pocket costs therefore (including all costs incurred by Patheon in connection with the purchase of such Components) and, in the event such Components are incorporated into the Product subsequently purchased by the Client or into third party products manufactured by Patheon and subsequently purchased by a third party, the Client will receive credit for any costs of such Components previously paid to Patheon by the Client.

[ * ] Confidential Treatment Requested

5.4	Standard Minimum Batch Size and Minimum Order Quantities.

The standard minimum batch size is set out in Schedule C. The Client may only order the Product in multiples of the Minimum Order Quantities set out in Schedule C.

5.5	Shipments.

Shipments of Products shall be made EXW at the Facility. Such title as Patheon has in the Product and risk of loss or of damage to the Product shall remain with Patheon until Products are loaded onto the carrier’s vehicle by Patheon for shipment at the Facility at which time title and risk of loss or damage shall transfer to the Client. Patheon may, in accordance with the Client’s instructions, (i) arrange for shipping and insurance, to be paid by the Client and (ii) at the Client’s risk and expense, obtain any export licence or other official authorization and carry out all customs formalities necessary to export the Product. The Client will select the freight carrier to be used by Patheon to ship Products. The Product shall be packaged in accordance with the Specifications.

5.6	Invoices and Payment.

Except as otherwise provided in this Agreement, Patheon shall charge the Client for the Manufacturing Services only in respect of those Products that are released by Patheon pursuant to Section 6.1 to the Client, as shall be set forth in the Purchase Order associated with the Firm Forecast, or to any third party as indicated by the Client in writing (including any required retained samples), and shall submit to the Client, with each release of Products on the release date as indicated in the relevant Firm Order, an invoice dated as of the date of Patheon Release, covering such released Products. Each such invoice shall, to the extent applicable, identify the Firm Order number, Product numbers, lot numbers, names and quantities, unit price, freight charges and the total amount to be remitted by the Client. The Client shall pay all such invoices within 45 days of the date of each invoice; provided that the Client will not be obligated to pay for a shipment with respect to which there is an unresolved Release Deficiency Notice.

5.7	Monthly Reports.

Patheon shall provide monthly inventory reports by the 10th day of each month. Reports should include inventory volumes of Active Pharmaceutical Ingredient and work-in-process (Product to be released) produced or held by Patheon in connection with the manufacture of the Product.

[ * ] Confidential Treatment Requested

ARTICLE 6 -

RELEASE OF PRODUCT; SAFETY REPORTING AND RECALLS

6.1	Release of Product.

Within [ * ] calendar days from the date of completion of Product capping, Patheon will ship release test, stability and retention samples to the Client (or its designate) in accordance with the Specifications. Patheon shall release the Product to the Client in accordance with the Specifications and the procedures described in Section 6.5 of the Quality Agreement (“Patheon Release”) within [ * ] calendar days from the date of completion of Product capping.

The Client shall have up to [ * ] additional calendar days following Patheon Release to perform release testing in accordance with the Specifications and the procedures described in Section 6.5.3 of the Quality Agreement (“Client Release”). The Client shall give Patheon a Release Deficiency Notice of all claims for deviations from the Manufacturing Requirements based on Client Release within the forgoing [ * ] calendar day period. If the Client fails to provide Patheon with written notice of its acceptance or rejection of the Product to which the release test, stability and retention samples correspond within the forgoing [ * ] day period, then the Product to which the release test, stability and retention samples correspond shall be deemed to have been released by the Client on the [ * ] day otherwise the Parties shall follow the procedure set forth in Section 6.3.

6.2	Acceptance of Released Product.

The Client shall inspect the Product shipped following Client Release in accordance with Section 6.1 upon receipt thereof and shall give Patheon written notice Post-Release Deficiency Notice of all claims for non-conformance to the Manufacturing Requirements within 30 calendar days after receipt thereof by the Client, or by the third party as indicated by the Client and set out in the relevant bill of lading (or, in the case of any defects not reasonably susceptible to discovery upon receipt of the Product, within 10 calendar days after discovery thereof by the Client, but in no event after the expiration date of the Product). If the Client fails to provide Patheon with written notice of its acceptance or rejection of the delivery within 30 calendar days after receipt thereof by the Client, or by the third party as indicated by the Client and set out in the relevant bill of lading or within 10 days after discovery thereof, then the delivery shall be deemed to have been accepted by the Client on the 31st calendar day following delivery otherwise the Parties shall follow the procedure set forth in Section 6.3. Except as set out in Section 6.4, Patheon shall have no liability for any deviations for which it has not received notice within the applicable 30-day or 10-day period, as the case may be.

[ * ] Confidential Treatment Requested

6.3	Determination of Deficiency and Rejection.

(a) Determination of Deficiency. Upon receipt of a Release Deficiency Notice or a Post-Release Deficiency Notice, Patheon shall have 10 Business Days to advise the Client by notice in writing that it disagrees with the contents of such Deficiency Notice. If the Client and Patheon fail to agree within 30 Business Days after Patheon’s notice to the Client as to whether any Products identified in the Deficiency Notice are deficient as described in the Deficiency Notice, then the Parties shall mutually select an independent laboratory to evaluate if the Products deviate from the Manufacturing Requirements. Such evaluation shall be binding on the Parties, and if such evaluation certifies that any Products are deficient whether or not as described in the Deficiency Notices and such deficiency arises from Patheon’s failure to provide the Manufacturing Services in accordance with the Manufacturing Requirements, the Client may reject those Products in the manner contemplated in this Section 6.3 with Patheon liable for all costs related to the evaluation. If such evaluation does not so certify in respect of any such Products, then the Client shall be deemed to have accepted delivery of such Products on the date that the independent laboratory delivers its opinion with Client liable for all costs related to the evaluation.

(b) Rejection. In the event the Client rejects Products in accordance with this Section 6.3, Patheon will credit the Client’s account for Patheon’s invoice price to the Client for such defective Products. If the Client shall have previously paid for such defective Products, Patheon shall promptly take the actions described in both (i) and (ii) below:

(i)	At the Client’s election, either:

(A)	refund the invoice price for such defective Products;

(B)	offset such amount against other amounts due to Patheon hereunder; or

(C)	subject to Section 10.2, replace such Products as soon as reasonably possible with conforming Products without the Client being liable for payment therefor under Section 3.1, contingent upon the receipt from the Client of all Active Pharmaceutical Ingredients required for the manufacture of such replacement Products.

(ii)	Subject to the limitations set forth in Section 10.2, refund [ * ]% of the API Value of the API used to produce the defective Product or, at the Client’s election, offset such amount against other amounts due to Patheon hereunder.

[ * ] Confidential Treatment Requested

(c) Shortages. Claims for shortages in the amount of Products shipped by Patheon shall be dealt with as may reasonably be agreed to by the Parties.

6.4	Notice of Safety Related Information; and Coordinated Response.

(a) Notice. To the extent consistent with its respective obligations hereunder, each Party shall provide to the other prompt notice of any information it receives relating to either (i) the safety or quality of the Product or its Components or the API or (ii) any information on adverse events associated with the use of the Product. Notice must be given by telephone to the person(s) designated in the Quality Agreement within one (1) Business Day after receipt of the information and confirmed in writing not more than five (5) Business Days thereafter.

(b) Response to Regulatory Authority. The Parties shall cooperate in responding to all Regulatory Authorities and filing any reports therewith concerning the safety or quality of the Product or its Components or the API, including any confirmed or unconfirmed adverse or unexpected events associated with the use of the Product, in a prompt manner (in any event within the time frame required by the relevant Regulatory Authority). For the purpose of this Section 6.4, a Party shall be in receipt of information relating to the safety of the Product if any of its employees or agents is in receipt of such information regardless of that individual’s position.

(c) Compliance with Laws. Notwithstanding anything else in this Section 6.4, safety reporting shall be conducted in compliance with the regulations governing the reporting of adverse events issued by applicable Regulatory Authorities.

6.5	Product Recalls and Returns.

(a) Records and Notice. Patheon and the Client shall each maintain such records as may be necessary to permit a Recall of any Products delivered to the Client or customers of the Client. Each Party shall promptly notify the other by telephone (to be confirmed in writing within the first following Business Day) of any information, which affects the marketability, safety or effectiveness of the Product, and which may result in the Recall or seizure of the Product. Upon receiving any such notice or upon any such discovery, each Party shall cease and desist from further shipments of the affected Product in its possession or control until a decision has been made whether a Recall or some other corrective action is necessary. The decision to initiate a Recall or to take some other corrective action, if any, shall be made and implemented by the Client. “Recall” shall mean any action: (i) by the Client to recover title to or possession of quantities of the Products sold or shipped to third parties (including, without limitation, the voluntary withdrawal of Products from the market); or (ii) by any Regulatory Authorities to detain or destroy any of the Products; or (iii) by either Party to refrain from selling or shipping quantities of the Products to third parties which would have been subject to a Recall if sold or shipped.

[ * ] Confidential Treatment Requested

(b) Product Recalls. Without prejudice to the generality of Section 6.4(b), in the event (i) any governmental agency, including, without limitation, Regulatory Authorities, issued a directive, order or, following the issuance of a safety warning or alert with respect to the Product, a written request that the Product be Recalled, (ii) a court of competent jurisdiction orders such a Recall, or (iii) the Client determines that the Product should be Recalled or that a “dear doctor” letter is required relating the restrictions on the use of the Product, Patheon will co-operate as reasonably required by the Client, having regard to all applicable laws and regulations.

(c) Product Returns. The Client shall have the responsibility for handling customer returns of the Product. Patheon shall provide the Client with such assistance as the Client may reasonably require to handle such returns.

(d) Client’s Remedy. To the extent that a Recall or return results from, or arises out of, a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements and subject to the limitations set forth in Sections 10.1 and 10.2, Patheon shall be responsible for:

(i)	reimbursing all of the Client’s documented out-of-pocket expenses of such Recall or return;

(ii)	replacing the Recalled or returned Products with new Products, contingent upon the receipt from the Client of all Active Pharmaceutical Ingredients required for the manufacture of such replacement Products; and

(iii)	reimbursing [ * ]% of the API Value of the API used to produce the defective Product, subject to the limitations set forth in Section 10.2.

In the event that Patheon is unable to replace the Recalled or returned Products (except where such inability results from a failure to receive the required Active Pharmaceutical Ingredient), then the Client may request Patheon to reimburse the Client for the price that the Client paid to Patheon for manufacturing the affected Products. In all other circumstances, Recalls, returns or other corrective actions shall be made at the Client’s cost and expense.

6.6	Customer Questions and Complaints.

The Client shall have the sole responsibility for responding to questions and complaints from the Client’s customers. Questions or complaints received by Patheon from the Client’s customers shall be promptly referred to the Client. Patheon shall co-operate as reasonably required to allow the Client to determine the cause of and resolve any customer questions and complaints. Such assistance shall include follow-up investigations, including testing. In addition, within 10 days from the date of request or such shorter period as is specified by a Regulatory Authority, Patheon shall provide the Client with all necessary information that will

[ * ] Confidential Treatment Requested

enable the Client to respond properly to questions or complaints relating to the Product. Unless it is determined that the cause of any customer complaint resulted from a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements, all costs incurred in respect of this Section 6.6 shall be borne by the Client.

6.7	Sole Remedy.

Except for the indemnity provided in Section 10.3, the remedies described in this Article 6 (subject to the limitations on such remedies set forth in Sections 10.1 and 10.2) shall be the Client’s sole remedy for any failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements.

ARTICLE 7 -

CO-OPERATION

7.1	Relationship Managers and Person-in-Plant.

(a) Appointment of Relationship Managers. Each Party shall forthwith upon execution of this Agreement appoint one of its employees to be responsible for all aspects of the relationship between the Parties (the “Relationship Manager”) and shall promptly thereafter notify the other Party of such appointment. Each Party may replace its Relationship Manager at any time and will fill a vacancy for its Relationship Manager as soon as reasonably practicable. Each Party shall promptly notify the other Party of any substitution of another person as its Relationship Manager. Each Party’s Relationship Manager will be available throughout the Term to answer any reasonable questions from the other Party’s Relationship Manager.

(b) Quarterly Review by Relationship Managers. The Relationship Managers may communicate as frequently as they deem necessary; provided that there shall be a formal meeting each quarter to review the status of the relationship. The quarterly review meetings may take place in person, by videoconference or by telephone conference, as mutually agreed by the Relationship Managers. There shall be an agenda for each quarterly review meeting, and written minutes of each quarterly review meeting shall be taken and shall include the issues discussed and action items, if any, arising from such meeting.

(c) Person-in-Plant. In addition to its Relationship Manager, the Client shall upon execution of this Agreement appoint one of its employees to be responsible for oversight with regard to technical matters, including, but not limited to, manufacturing, project management, quality and regulatory compliance with respect to the Product and other matters related thereto the “Person-in-Plant” or “PIP”). From time to time, and upon reasonable advance notice one or more other employees or contractors of the Client may accompany the PIP as reasonably necessary to meet the responsibilities of the PIP. Among the PIP’s responsibilities are the following:

(i)	providing manufacturing, quality assurance, quality control and/or operational oversight in support of production at the Facility;

[ * ] Confidential Treatment Requested

(ii)	coordinating review of Patheon’s manufacturing batch records and other Client specific records and documents;

(iii)	providing technical support to assist in the timely resolution of investigations, deviations and other manufacturing issues that may arise;

(iv)	liaising with Patheon to collaboratively ensure compliance with applicable regulations and regulatory filling commitments;

(v)	providing on-site monitoring of Manufacturing Services;

(vi)	supporting technology transfer and validation activities;

(vii)	participating in audits and inspections of Patheon by the Client or Regulatory Authorities;

(viii)	collaborating with Patheon on continuous improvement and troubleshooting activities;

(ix)	participating in quarterly review meetings of the Relationship Managers;

(x)	supporting Patheon’s preparation for Regulatory Agency inspections and response to observations; and

(xi)	supporting the Client in preparation of the BLA, subject to Section 7.6.

Any associated costs for PIP shall be negotiated in good faith between the Parties and shall be borne by the Client.

(d) Access to Facility. Upon reasonable advance notice, at mutually agreeable times, Patheon shall allow the PIP and those accompanying the PIP access to all areas of the Facility where the manufacture of each lot of Product is carried out and shall use commercially reasonable efforts to provide a workspace and accoutrements (e.g., access to a printer, photocopier, phone, fax and the Internet) within the Facility reasonably necessary for the PIP to meet his/her responsibilities. While at the Facility all Client personnel shall comply will all applicable Patheon policies, procedures and regulations.

(e) Audit. The Quality Agreement shall provide the Client with the right to perform periodic and for cause audits of the Facility, to the extent permitted hereunder. Upon reasonable

[ * ] Confidential Treatment Requested

advance notice, Patheon shall provide the Client with reasonable access at mutually agreeable times to all areas of the Facility in which the Products are manufactured, stored, handled or shipped in order to permit the Client’s verification of Patheon’s compliance with the Manufacturing Requirements and with all applicable laws and regulations.

Any associated costs shall be negotiated in good faith between the Parties and shall be borne by the Client.

7.2	Governmental Agencies.

(a) Authority to Communication. Subject to Section 7.6, each Party may communicate with any governmental agency, including but not limited to Regulatory Authorities, regarding the Product if in the opinion of that Party’s counsel, such communication is necessary to comply with the terms of this Agreement or the requirements of any law, governmental order or regulation; provided, however, that unless in the reasonable opinion of its counsel there is a legal prohibition against doing so, such Party shall permit the other Party to accompany and take part in any communications with the agency, and to receive copies of all such communications from the agency.

(b) Notice of Inspections. Patheon shall notify the Client of any inspections by any governmental agency, including but not limited to Regulatory Authorities, involving the Product or, if reasonably likely to affect the Product, involving the Facility or Patheon’s processes.

7.3	Records and Accounting by Patheon.

Patheon shall keep records of the manufacture, testing and shipping of the Products, and retain samples of such Products as are necessary to comply with the Manufacturing Requirements, as well as to assist with resolving Product complaints and other similar investigations. Copies of such records and samples shall be retained for a period of five (5) years following the date of Product expiry, or longer if required by applicable law. At the end of the forgoing period, Patheon shall, at the Client’s cost and expense, transfer the records and samples to the Client or otherwise dispose of them in the manner requested by the Client. The Client is responsible for retaining samples of the Products necessary to comply with the legal/regulatory requirements applicable to the Client.

7.4	Inspection.

The Client may inspect Patheon reports and records relating to this Agreement during normal business hours and with reasonable advance notice and, at Client’s cost, make reasonable copies thereof, provided a Patheon representative is present during any such inspection and copying. For greater certainty, the right of inspection provided in this Section 7.4 shall not include a right to access or inspect Patheon’s financial reports and records.

[ * ] Confidential Treatment Requested

7.5	Reports.

Patheon will supply all Product data, including release test results, Product complaint test results, all investigations (in manufacturing, testing and storage), and the like, that the Client reasonably requires in order to complete any filing under any applicable regulatory regime, including any annual product review report data that the Client is required to file with regulatory authorities.

7.6	Regulatory Authorities Filings.

(a) Regulatory Authorities Filings. The Client shall have the sole responsibility for filing of all documents with the competent Regulatory Authorities of any relevant country and for taking any other actions that may be required for the receipt of a BLA, a MA or any regulatory authorities approvals for the commercial manufacture of the Product. Patheon shall assist the Client, to the extent consistent with Patheon’s obligations under this Agreement, to obtain a BLA, MA or any regulatory authority approval for the commercial manufacture of the Product as quickly as reasonably possible.

(b) Verification of Data. At least 10 Business Days prior to filing any documents with the any Regulatory Authorities that incorporate data generated by Patheon, the Client shall provide Patheon with a copy of the documents incorporating such data so as to give Patheon the opportunity to verify (i) the accuracy and regulatory validity of such documents as they relate to the Patheon generated data; and (ii) the accuracy of the description of the work that Patheon has performed and of the manufacturing processes that Patheon will perform pursuant to this Agreement.

(c) Inspection by Regulatory Authorities. If Client does not provide Patheon with the documentation requested under paragraph (b) above within the time stipulated in these paragraphs and if Patheon reasonably believes that Patheon’s standing with the regulatory authorities may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the regulatory authorities until such time Patheon has reviewed the requested documentation and is satisfied with its contents.

(d) Deficiencies. If in Patheon’s sole discretion, acting reasonably, Patheon determines that any of the information provided by the Client in accordance with paragraph (b) above are inaccurate or deficient (the “Deficiencies”), Patheon shall notify the Client in writing of such Deficiencies (the “Deficiency Notice”). Until such Deficiencies have been resolved or agreement has been reached with the Client, Patheon reserves the right not to participate in the inspection by any competent regulatory authorities. In such event, if the Parties do not reach an agreement within 30 days, then the Parties shall evaluate in good faith the best way to contact the competent Regulatory Authority for a ruling, which ruling shall be binding on the Parties. Patheon’s non-participation in the inspection prior to resolution of any Deficiencies shall not be construed as a breach of any of its obligations under this Agreement.

[ * ] Confidential Treatment Requested

(e) Client Responsibility. For clarity, the Parties agree that in reviewing the documents referred to in paragraph (b) above, Patheon’s role will be limited to verifying the accuracy of the information relevant to the work undertaken or to be undertaken by Patheon. As such, Patheon shall not assume any responsibility for the accuracy of any application for the receipt of approval by the regulatory authorities. The sole responsibility of the preparation (included without limitation, drafting of regulatory filings) and filing of the application for the receipt of approval by the regulatory authorities and any relevant costs shall be borne by the Client.

ARTICLE 8 -

TERM AND TERMINATION

8.1	Term.

This Agreement shall become effective as of the Effective Date and shall continue for [ * ] ([ * ]) years thereafter (the “Initial Term”), unless terminated earlier by one of the Parties in accordance herewith (the Initial Term and any Renewal Term shall be known collectively as the “Term”). This Agreement shall automatically continue after the Initial Term for successive terms of [ * ] months (each a “Renewal Term”) unless either Party gives written notice to the other Party of its intention not to renew this Agreement. A Party must give notice of its intention not to renew this Agreement at the end of the Initial Term at least [ * ] months prior to the end of the Initial Term. A Party must give notice of its intention not to renew this Agreement at the end of a particular Renewal Term at least [ * ] months before the start of that Renewal Term.

[ * ] Confidential Treatment Requested

8.2	Termination for Cause.

(a) Material Breach. Either Party at its sole option may terminate this Agreement upon written notice in circumstances where the other Party has failed to remedy a material breach of any of its representations, warranties or other obligations under this Agreement within 60 days following receipt of a written notice (the “Remediation Period”) of said breach that briefly describes the breach of the representation, warranty or obligation and expressly states that it is a notice under this Section 8.2(a) (a “Breach Notice”). The aggrieved Party’s right to terminate this Agreement pursuant to this Section 8.2(a) may only be exercised for a period of 30 days following the expiry of the Remediation Period (in circumstances where the breach was not remedied during the Remediation Period) and if the termination right is not exercised during the 30 day period then the aggrieved Party shall be deemed to have waived the breach of the representation, warranty or obligation described in the Breach Notice.

(b) Insolvency. Either Party at its sole option may immediately terminate this Agreement upon written notice, but without prior advance notice, to the other Party in the event that: (i) the other Party is declared insolvent or bankrupt by a court of competent jurisdiction; (ii) a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other Party; or (iii) this Agreement is assigned by such other Party for the benefit of creditors.

(c) Governmental Action. The Client may terminate this Agreement as to any Product upon 30 days’ prior written notice in the event that any governmental agency, including Regulatory Authorities, takes any action, or raises any objection, that prevents the Client from importing, exporting, purchasing or selling such Product.

(d) FDA approval. Patheon acknowledges the importance of FDA approval of the Facility for Client’s strategic vision of its Products in the USA market and agrees to use all its commercially reasonable efforts to obtain such approval. Accordingly, notwithstanding any of the foregoing and subject to the following provisions of this Section 8.2(d), the Client shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice if:

(i) either the FDA indicates that the filed BLA is not approvable due to a Facility-related reasons, or

(ii) the Client determines in good faith that approval of the BLA, based on comments from the FDA, would require commercially unreasonable efforts (in time or expense) to achieve; or

(iii) Patheon fails to obtain or maintain any Manufacturing License, or other licenses or approvals required in connection with the performance of Services.

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It remains understood and agreed between the Parties that, if the events described in either Subsection (d)(i) or (d)(ii) occur, then either Party shall promptly give written notice thereof to the other and the Parties shall cooperate in good faith and shall take such actions as may be reasonably required in order to obtain the above approvals and/or licences. After a good faith evaluation of the issue and in any event within thirty (30) days after receipt of the said notice, the Parties shall refer the result(s) of said examination/evaluation to Client’s Vice President of Pharmaceutical Operations and Patheon’s Chief Operating Officer

Subject to Section 8.4.1, if (i) the designated officers of the Client reasonably believe that the approvals and/or licenses for the Manufacture of Products can not be obtained after consultation with Patheon as set forth above, unless commercially unreasonable efforts (in time and/or expense) are used, or (ii) the designated officers are unable to reach an agreement thereon within thirty (30) days after the date of submission of the issue to such officers, then the Client may terminate this Agreement pursuant to this Section 8.2(d).

8.3	Product Discontinuation.

Subject to Section 8.4.1(g), the Client shall provide prompt notice to Patheon if it intends to no longer order any Product due to that Product’s discontinuance in the market.

8.4	Consequences of Termination.

8.4.1	Obligations.

If this Agreement expires or is terminated in whole or in part for any reason, then (in addition to any other remedies Patheon may have in the event of default by the Client):

(a)	unless due to material breach of this Agreement by Patheon, the Client shall take delivery of and pay for all undelivered Products that are manufactured and/or packaged pursuant to a Firm Order, at the price in effect at the time the Firm Order was placed;

(b)	unless due to material breach of this Agreement by Patheon, the Client shall purchase, at Patheon’s cost, the Inventory applicable to the Product which was purchased, produced or maintained by Patheon in contemplation of filling Firm Orders or in accordance with Section 5.2 prior to notice of termination being given;

(c)	unless due to material breach of this Agreement by Patheon, the Client shall satisfy the purchase price payable pursuant to Patheon’s orders with suppliers of Components, provided such orders were made by Patheon in reliance on Firm Orders or in accordance with Section 5.2;

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(d)	Patheon shall return to the Client, or Client’s designee, all unused API (with shipping and related expenses, if any, to be borne by the Client);

(e)	Patheon shall, at Client’s request, transfer to the Client the manufacturing process associated with the Product, including the Inventions licensed to the Client pursuant to Section 13.1(a);

(f)	Patheon shall, at Client’s request, return to the Client, or Client’s designee, all Dedicated Equipment (with shipping and related expenses, if any, to be borne by the Client);

(g)	In case of termination of the Agreement for discontinuation of the Product on the market pursuant to Section 8.3, Client shall be liable to Patheon for the quantities of Product not purchased in an amount equal to [ * ]% of the Conversion Costs for such deficient quantities for the [ * ] months’ period following receipt of Client’s termination notice;

(h)	Patheon may terminate this Agreement on [ * ] ([ * ]) months’ prior written notice if the Client assigns pursuant to Section 13.6 any of its rights under this Agreement to an assignee that is, in the opinion of Patheon acting reasonably, not a credit worthy substitute for the Client, is a competitor of Patheon or with whom Patheon has had prior unsatisfactory business relations; and

(i)	In the event of non-approval of the facility by the FDA, the Client is responsible to Patheon for any costs and expenses already incurred by Patheon pursuant to this Agreement (including, but not limited to, costs for any equipment purchased and/or ordered in accordance with the terms and provisions of this Agreement, for any preliminary work and any Technical Transfer Activities).

8.4.2	Survival.

Any termination or expiration of this Agreement shall not affect any outstanding obligations or payments due hereunder prior to such termination or expiration, nor shall it prejudice any other remedies that the Parties may have under this Agreement. For greater certainty, termination of this Agreement for any reason shall not affect the obligations and responsibilities of the Parties pursuant to Articles 7.3, 8.4, 10, 11, 12.2, 13.1 and 13.2 all of which survive any termination.

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ARTICLE 9 -

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1	Authority.

Each Party covenants, represents and warrants that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment that would inhibit its ability to perform its obligations hereunder.

9.2	Intellectual Property Rights.

9.2.1 Client. The Client covenants, represents and warrants that:

(i)	the Specifications for the Product are its or its Affiliate’s property and that the Client may lawfully disclose the Specifications to Patheon;

(ii)	as of the Effective Date, there are no actions or other legal proceedings, the subject of which is the infringement of Third Party Rights related to any of the Specifications, or any of the API and Components, or the sale, use or other disposition of the Product made in accordance with the Specifications; and

(iii)	any Intellectual Property, other than Patheon Intellectual Property, utilized by Patheon in connection with the provision of the Manufacturing Services according to the Specifications (i) is the Client’s or its Affiliate’s unencumbered property, (ii) may be lawfully used as directed by the Client.

9.2.2 Patheon. Patheon covenants, represents and warrants that any Patheon Intellectual Property utilized by Patheon in connection with the provision of the Manufacturing Services (i) is Patheon’s or its Affiliate’s unencumbered property, or (ii) may be lawfully used as used by Patheon.

9.3	Debarrment.

Patheon covenants, represents and warrants that it is not debarred and has not knowingly used in any capacity the services of any person debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act as amended, as each may be amended from time to time.

9.4	Quality and Compliance.

(a)	Client. The Client represents and warrants that

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(i)	the Specifications for the Product conforms to all applicable cGMPs, laws and regulations; and

(ii)	to the best of its knowledge, as of the date of Client Release, the Product, if labelled and manufactured in accordance with the Specifications and in compliance with applicable cGMPs (i) may be lawfully sold and distributed in every jurisdiction in which the Client markets such Product, (ii) will be fit for the purpose intended, and (iii) will be safe for human consumption; and

(iii)	to the best of its knowledge, the API will conform to the specifications for the API that Client provides to Patheon. The Client further warrants that the API are adequately contained, packaged and labelled and conform to the affirmations of fact on the container. The Client warrants that it will convey good title to the API Products free of all liens of any kind whatsoever.

(b)	Patheon. Patheon represents, warrants and covenants that:

(i)	the Manufacturing Services shall at all times during the Term be performed in accordance with the Manufacturing Requirements;

(ii)	on the date of Patheon Release, the Product will conform to the Specifications; and

(iii)	it will convey good title to the Products free of all liens of any kind whatsoever.

9.5	Permits.

Patheon represents, warrants and covenants that it has and shall maintain at all times during the Term all governmental permits, licenses, approval, and authorities to the extent required to enable it lawfully to properly perform the Manufacturing Services; provided that the Client shall be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals in respect of the marketing of the Product, including, without limitation, all marketing and post-marketing approvals, as described in Section 7.6.

9.6	Compliance with Laws.

Each Party, in connection with its performance under this Agreement, shall comply with all applicable laws, rules, regulations and orders.

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9.7	Warranty Disclaimer.

Patheon makes no warranty of any kind, either expressed or implied, by fact or law, other than: (a) those expressly set forth in this Agreement; and (b) its obligation to deliver the Product complying with the Specifications and performing the Manufacturing Services in accordance with the Manufacturing Requirements. Patheon makes no warranty of fitness for a particular purpose or warranty of merchantability.

ARTICLE 10 -

REMEDIES AND INDEMNITIES

10.1	Consequential Damages.

Under no circumstances whatsoever shall either Party be liable to the other in contract, tort, negligence, breach of statutory duty or otherwise for any indirect loss of profits, of production, of anticipated savings, of business or goodwill or for any liability, damage, costs or expense of any kind incurred by the other Party of an indirect or consequential nature.

10.2	Limitation of Liability.

(a)	Active Pharmaceutical Ingredient.

(i)	Custody. Patheon shall be responsible for the custody, proper care and storage of the Active Pharmaceutical Ingredient, such responsibility to commence upon receipt by Patheon from the carrier of Active Pharmaceutical Ingredients and ends upon delivery of Product by Patheon as specified in this Agreement. Patheon shall maintain storage of Active Pharmaceutical Ingredient in accordance with the Specifications, with any other label and invoice instructions given by the Client from time to time in accordance with this Agreement and with the cGMPs.

(ii)	Indemnity. If:

(A)	any Active Pharmaceutical Ingredients are damaged due to the failure of Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements; and

(B)	such loss or damage occurs while such Active Pharmaceutical Ingredients are or were in Patheon’s possession or control,

then Patheon shall indemnify and hold harmless the Client for any losses, claims, penalties, damages, expenses, liabilities, or costs incurred by the Client as a result of such failure, to the extent provided in this Section 10.2(a) and subject to Section 2.3.3.

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(iii)	Limitation. Patheon’s liability shall (i) be limited to [ * ]% of the API Value, as indicated in Schedule D attributable to the relevant Active Pharmaceutical Ingredient lost or damaged; and, (ii) shall not exceed the maximum amount of Euro [ * ] in the aggregate in respect of all Active Pharmaceutical Ingredient during a Year. Such limitation of liability shall not apply if the failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements is due to Patheon’s gross negligence or willful misconduct.

(b) Product. Subject to Section 10.2 (a) and Section 10.2(c), and except in circumstances where Patheon has failed to provide the Manufacturing Services in accordance with the Manufacturing Requirements, Patheon shall not be liable nor have any responsibility for any deficiencies in, or other liabilities associated with, any Product manufactured by it, due to any deficiencies with respect to the Specifications, the safety, efficacy or marketability of the Product or any distribution thereof.

(c) Recalls and Returns. In the event of a Recall or return pursuant to Section 6.5, Patheon’s liability for such Recall or return, shall not exceed the maximum amount of Euro [ * ] in the aggregate during a Year with respect to such Recall or return (including liability for replacing API and Components).

(d) Limitation. For greater clarity, the Parties agree that Patheon’s liability pursuant to Section 10.2(a) and Section 10.2(c) shall not exceed the maximum amount of Euro [ * ] in the aggregate during a Year.

10.3	Patheon.

Subject to Sections 10.1 and 10.2, Patheon agrees to defend, indemnify and hold harmless the Client, its officers, employees and agents against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of personal injury or property damage to the extent that such injury or damage is the result of a failure by Patheon to provide the Manufacturing Services in accordance with the Manufacturing Requirements except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the gross negligence or wilful act(s) of the Client, its officers, employees or agents or Affiliates.

In the event of a claim, the Client shall: (a) promptly notify Patheon of any such claim; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with Patheon in the defence of such claim.

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The Parties agree that neither Party may enter into a settlement without the prior notice of the other Party. Such agreement shall not be unreasonably withheld.

10.4	Client.

Subject to Sections 10.1 and 10.2, the Client agrees to defend, indemnify and hold harmless Patheon, its officers, employees and agents against any and all losses, damages, costs, claims, demands, judgments and liability to, from and in favour of third parties (other than Affiliates) resulting from, or relating to any claim of infringement or alleged infringement of any Third Party Rights in respect of the Product, and any claim of personal injury or property damage to the extent that such injury or damage is the result of (i) a breach of this Agreement by the Client, including, without limitation, any representation or warranty contained herein, or (ii) a claim of infringement or alleged infringement of any Third-Party Rights in respect of the Product, except to the extent that any such losses, damages, costs, claims, demands, judgments and liability are due to the gross negligence or wilful act(s) of Patheon, its officers, employees or agents.

In the event of a claim, Patheon shall: (a) promptly notify the Client of any such claims; (b) use commercially reasonable efforts to mitigate the effects of such claim; and (c) reasonably cooperate with the Client in the defence of such claim.

The Parties agree that neither Party may enter into a settlement without the prior notice of the other Party. Such agreement shall not be unreasonably withheld.

10.5	Reasonable Allocation of Risk.

The Parties acknowledge and agree that the provisions of this Agreement (including, without limitation, this Article 10) are reasonable and create a reasonable allocation of risk having regard to the relative profits the Parties respectively expect to derive from the Product, and that Patheon, in its fees for the provision of the Manufacturing Services, has not accepted a greater degree of the risks arising from the manufacture, distribution and use of the Product, based on the fact that the Client has developed and holds the BLA and is going to file the Regulatory Authorities for the obtaining of the MA for the Product and requires Patheon to manufacture and label the Product strictly in accordance with the Specifications, and that the Client and not Patheon is in a position to inform and advise potential users of the Product as to the circumstances and manner of use of the Product.

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ARTICLE 11 -

CONFIDENTIALITY

11.1	Disclosure.

During and in furtherance of this Agreement, each of the Parties hereto may disclose certain of its Confidential Information to the other Party.

11.2	Use of Information.

During the Term and for a period of five years thereafter, each of the Parties hereto agrees (i) to use the Confidential Information only in connection with the terms of this Agreement; (ii) to treat the Confidential Information as it would its own proprietary information; and (iii) to take all reasonable precautions to prevent the disclosure of the Confidential Information to any third party without the prior written consent of the other Party.

11.3	Exceptions.

Each of Patheon and the Client shall be relieved of any and all of the obligations under Section 11.2 regarding Confidential Information which (i) was known by the recipient prior to receipt hereunder; (ii) at the time of disclosure, was generally available to the public, or which after disclosure hereunder becomes generally available to the public through no fault attributable to a Party hereto; or (iii) is hereafter made available for use or disclosure from any third party having a right to do so.

11.4	Permitted Disclosures.

Notwithstanding Section 11.2, Patheon and the Client shall each be permitted to disclose the other Party’s Confidential Information:

(a) to its current Affiliates and academic or corporate collaborators and licensees, who are subject to confidentiality requirements at least as stringent as those contained herein;

(b) to its employees and the employees of the persons listed in paragraph (a), who require the same for the purposes contemplated by this Agreement, and who are subject to confidentiality requirements at least as stringent as those contained herein;

(c) in support of or in connection with any actions to defend or enforce any Intellectual Property, but only after having provided the other Party with written notice within a period sufficiently prior to such disclosure to permit the other Party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure is covered by conditions of confidentiality;

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(d) to Regulatory Authorities in connection with obtaining and maintaining an ML, MA or BLA for the Product;

(e) to any stock exchange to which either Party may be subject, if required under and in accordance with any applicable law; and

(f) if such disclosure is required by any order of a court or other governmental authorities of a competent jurisdiction, but only after having provided the other Party with written notice within a period sufficiently prior to such disclosure to permit the other Party to apply for a protective order or take other appropriate action to restrict such disclosure and, if disclosure is still required, so far as reasonably practicable, having minimized the degree of such disclosure and provided such disclosure is covered by conditions of confidentiality.

ARTICLE 12 -

DISPUTE RESOLUTION

12.1	Amicable Settlement.

In the event of any dispute arising out of or in connection with this Agreement (other than a dispute determined in accordance with Section 6.3, the Parties shall first try to solve it amicably. In this regard, any Party may send a notice of dispute to the other, and each Party shall appoint, within 10 Business Days from receipt of such notice of dispute, a single representative having full power and authority to solve the dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If these representatives fail to solve the matter within 30 days from their appointment, or if a Party fails to appoint a representative within the 10 Business Day period set forth above, such dispute shall immediately be referred to the Chief Operating Officer or Executive Vice President, Operations (or such other officer as they may designate) of each Party who will meet and discuss as necessary in order to try to solve the dispute amicably. Should the Parties fail to reach a resolution under this Section 12.1 within 30 days, their dispute will be referred to a court of competent jurisdiction Section 12.2.

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12.2	Governing Law and Jurisdiction.

This Agreement shall be construed and enforced in accordance with the laws of Delaware and shall be subject to the exclusive jurisdiction of the Court of Delaware. The Parties expressly agree that the UN Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

ARTICLE 13 -

MISCELLANEOUS

13.1	Inventions.

(a) All Inventions relating to the Product which are conceived, reduced to practice, or created solely by Patheon and/or its Affiliates or agents in the course of performing the Manufacturing Services and any pre-existing Inventions of Patheon which Patheon employs in performing the Manufacturing Services shall be owned by Patheon. Patheon shall and hereby does grant to the Client and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license to use and/or practice all such Patheon-owned Inventions that are used by Patheon hereunder to supply the Product to the Client (“Patheon Inventions”) to manufacture the Product and to use and sell the same, with the right to sub-license to any third party with whom the Client or an Affiliate contracts to manufacture the Product using any Patheon Invention.

(b) All Inventions relating to the Product which are conceived, reduced to practice, or created solely by the Client and/or its Affiliates or agents and any pre-existing Inventions of the Client which the Client shares with Patheon hereunder shall be owned by the Client. The Client shall and hereby does grant to Patheon and its Affiliates a royalty-free, non-exclusive license during the Term, without the right to sub-license, to use and/or practice all such Client-owned Inventions solely to manufacture the Product hereunder.

(c) All Inventions relating to the Product which are conceived, reduced to practice, or created jointly by: (i) the Client and/or its Affiliates or agents; and (ii) Patheon and/or its Affiliates or agents pursuant to this Agreement shall be owned by the Client, unless the Parties have agreed to a different arrangement in another consulting or services agreement which is more specific to the services provided by Patheon in connection with such Invention. The Client shall and hereby does grant to Patheon and its Affiliates a perpetual, royalty-free, non-exclusive, worldwide, irrevocable license to use and/or practice all such Client-owned Inventions under this Section.

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(d) Each Party shall be solely responsible for the costs of filing, prosecution and maintenance of patents and patent applications on its own Inventions.

(e) Either Party shall give the other Party written notice, as promptly as practicable, of all Inventions which can reasonably be deemed to constitute improvements or other modifications of the Product or processes or technology owned or other wise controlled by such Party.

(f) Patheon shall not utilize a Patheon Invention or any Invention owned by a third party in connection with the provision of the Manufacturing Services without the Client’s prior written consent.

13.2	Intellectual Property.

Subject to Section 13.1, all Intellectual Property of the Client shall be owned by the Client and all Intellectual Property of Patheon shall be owned by Patheon. The Client and Patheon hereby acknowledge that neither Party has, nor shall it acquire, any interest in any of the other Party’s Intellectual Property unless otherwise expressly agreed to in writing. Each Party agrees not to use any Intellectual Property of the other Party, except as specifically authorized by the other Party or as required for the performance of its obligations under this Agreement.

13.3	Insurance.

Each Party shall maintain commercial general liability and product liability insurance, including blanket contractual liability insurance and such coverage shall afford limits of not less than $5,000,000 for each occurrence. Such policies shall cover the obligations of that Party under this Agreement through the Term and for the entire duration of any dispute arising out of or in connection with this Agreement which may/will be referred by either Party to a court of competent jurisdiction. If requested each Party will provide the other with a certificate of insurance evidencing the above and showing the name of the issuing company, the policy number, the effective date, the expiration date and the limits of liability. The insurance certificate shall further provide that the issuing company will endeavour to provide 30 days’ written notice to the insured of a cancellation of the insurance.

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13.4	Independent Contractors.

The Parties are independent contractors and this Agreement shall not be construed to create between Patheon and the Client any other relationship such as, by way of example only, that of employer-employee, principal agent, joint-venturer, co-partners or any similar relationship, the existence of which is expressly denied by the Parties hereto.

13.5	No Waiver.

Either Party’s failure to require the other Party to comply with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.

13.6	Assignment and Subcontract.

Patheon may not assign this Agreement or any of its rights or obligations hereunder except with the written consent of the Client. For greater certainty, Patheon may arrange for subcontractors to perform specific services arising under this Agreement provided that Patheon remains responsible to the Client under this Agreement. Subject to Section 8.4.1(h), the Client may assign this Agreement or any of its rights or obligations hereunder without approval from Patheon.

13.7	Force Majeure.

Neither Party shall be liable for the failure to perform its obligations under this Agreement if such failure is occasioned by a cause or contingency beyond such Party’s reasonable control, including, but not limited to, strikes or other labour disturbances, lockouts, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity acting within colour of right (a “Force Majeure Event”); provided that the Party claiming the Force Majeure Event has exerted commercially reasonable efforts to avoid or remedy such Force Majeure Event. A Party claiming a right to excused performance under this Section 13.7 shall immediately notify the other Party in writing of the extent of its inability to perform, which notice shall specify the Force Majeure Event and the efforts made to avoid or remedy it. The excuse for performance shall continue for so long as the Force Majeure Event continues. Upon cessation of the Force Majeure Event, the Party claiming excuse for performance shall promptly resume performance. If the Force Majeure Event continues for a period of ninety (90) days or more, the Parties shall discuss in good faith the best way to proceed in order to reduce the impact of the Force Majeure Event on the performance of the Agreement by the Parties. If the Parties do not reach an agreement within 6 months, then either Party may terminate the Agreement. In any event, neither Party shall be entitled to rely on a Force Majeure Event to relieve it from an obligation to pay money (including any interest for delayed payment) which would otherwise be due and payable under this Agreement for released Product.

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13.8	Notices.

Any notice, approval, instruction or other written communication required or permitted hereunder shall be sufficient if made or given to the other Party in the English language by personal delivery, by telecopier or facsimile communication or by sending the same by first class mail, postage prepaid to the mailing address, or telecopier or facsimile number set forth below:

If to the Client:

ZymoGenetics, Inc.

1201 Eastlake Avenue E.

Seattle, WA 98102

USA

Attention: Senior Vice President and General Counsel

Fax No.: (206) 442-6697

If to Patheon:

Patheon Italia S.p.A.

Viale G.B. Stucchi, 110

20052 Monza, Milan

Italy

Attention: Managing Director

        European Legal Counsel

Fax No.: 0039 039 2047320

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or to such other addresses or telecopier or facsimile numbers provided to the other Party in accordance with the terms of this Section 13.8. Notices or written communications made or given by personal delivery or by telecopier or facsimile shall be deemed effective when sent (receipt acknowledged), or if mailed, five days after being deposited in the local mail, postage prepaid or upon receipt, whichever is sooner.

13.9	Severability.

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

13.10	Entire Agreement.

This Agreement, together with the Schedules and the Quality Agreement, constitute the full, complete, final and integrated agreement between the Parties hereto relating to the commercial supply of rhThrombin and supersedes all previous written or oral negotiations, commitments, agreements, transactions or understandings with respect to the commercial supply of rhThrombin. Any modification, amendment or supplement to this Agreement, the Schedules or the Quality Agreement must be in writing and signed by authorized representatives of both Parties. In case of conflict, the prevailing order of documents shall be this Agreement, the Schedules and the Quality Agreement.

13.11	Other Terms.

The Parties agree that no terms, provisions or conditions of any purchase order or other business form or written authorization used by the Client or Patheon will have any effect on the rights, duties or obligations of the Parties under or otherwise modify this Agreement, regardless of any failure of the Client or Patheon to object to such terms, provisions, or conditions unless such document specifically refers to this Agreement and is signed by both Parties.

13.12	No Third Party Benefit or Right.

For greater certainty, nothing in this Agreement shall confer or be construed as conferring on any third party any benefit or the right to enforce any express or implied term of this Agreement.

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13.13	Execution in Counterparts.

This Agreement may be executed in two counterparts, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.14	Time of Essence.

Time is of the essence to this Agreement.

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IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

PATHEON ITALIA S.p.A.

	by	/s/ Aldo Braca
	Name:	Aldo Braca
	Title:	Managing Director Patheon Italia S.p.A. - President Patheon Europe
Date Signed:

ZYMOGENETICS, INC.

	by	/s/ Bruce L.A. Carter
	Name:	Bruce L.A. Carter, Ph.D.
	Title:	President and Chief Executive Officer
	Date Signed:	19 Jan 07

And:

	by	/s/ James Johnson
	Name:	James Johnson
	Title:	Senior Vice President and Chief Financial Officer
	Date Signed:	19 JAN 2007

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